Exhibit 99.1

[ONEOK Partners Logo]	NEWS
October 16, 2007	Analyst Contact: Christy Williamson
918-588-7163
Media Contact: Megan Washbourne
918-588-7562

ONEOK Partners Increases Quarterly Distribution

TULSA, Okla. - Oct. 16, 2007 - The board of directors of ONEOK Partners, L.P. (NYSE: OKS) today announced that it has increased its quarterly cash distribution to $1.01 per unit from $1.00 per unit, effective for the third quarter 2007, resulting in an annualized distribution of $4.04. The distribution is payable Nov. 14, 2007, to unitholders of record as of Oct. 31, 2007.

"We have now raised the distribution for seven consecutive quarters, demonstrating our commitment to grow unitholder distributions," said John W. Gibson, chairman, president and chief executive officer of ONEOK Partners. "With the completion of an acquisition of Kinder Morgan Partners' natural gas liquids assets and more than $1.5 billion of internally generated growth projects under way, we are well positioned for future distribution growth."

ONEOK Partners has increased its distribution 26 percent since April 2006.

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ONEOK Partners, L.P. (NYSE: OKS) is one of the largest publicly traded limited partnerships, and is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation's premier natural gas liquids (NGL) systems, connecting much of the natural gas and NGL supply in the Mid-Continent with key market centers.  Its general partner is ONEOK, Inc. (NYSE: OKE), a diversified energy company, which owns 45.7 percent of the overall partnership interest.  ONEOK is one of the largest natural gas distributors in the United States, and its energy services operation focuses primarily on marketing natural gas and related services throughout the U.S.

For more information, visit the Web sites at www.oneokpartners.com or www.oneok.com.

Some of the statements contained and incorporated in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements relate to: anticipated financial performance, including partnership distributions; management's plans and objectives for future operations; business prospects; outcome of regulatory and legal proceedings; market conditions and other matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements in certain circumstances. OKS-FD

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